Exhibit 23.1

[Letterhead of P&G Associates]

Consent of Independent Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (No. 333-152698 on Form S-8) pertaining to the Carver Federal Saving Bank 401(k) Savings Plan (the “Plan”) of our report dated June 9, 2011, with respect to the financial statements of the Plan included in the Annual Report on Form 11-K for the fiscal year ended December 31, 2010 relating to the Plan, filed with the Securities and Exchange Commission.

Very truly yours,

/s/ P&G Associates

P&G Associates

June 22, 2011